[UCAR LOGO]                                                         EXHIBIT 99.1

UCAR INTERNATIONAL INC.           BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301,
                                  WILMINGTON, DE 19803

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                                 CONTACT: Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227

          UCAR ANNOUNCES PRICING OF $150 MILLION OFFERING OF ADDITIONAL
                                  SENIOR NOTES


         Wilmington, DE - May 1, 2002 - UCAR International Inc. (NYSE:UCR) today announced the pricing of its previously announced private offering of additional Senior Notes due 2012. The aggregate principal amount of the additional Senior Notes is $150 million. The issue price of the additional Senior Notes is 104.5 percent of principal amount plus accrued interest, with the first semi-annual interest payment due August 15, 2002. The additional Senior Notes have an annual coupon rate of 10.25 percent and, as a result of the price, the yield to maturity on the additional Senior Notes is approximately 9.53 percent. The Company intends to use the net proceeds from this offering for the repayment of debt under its senior secured credit facilities. The closing of this offering is expected to take place on Monday, May 6, 2002.

         The additional Senior Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the additional Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         UCAR INTERNATIONAL PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS THE EXPECTED CLOSING OF A PRIVATE PLACEMENT AND THE ANTICIPATED BENEFITS FROM THE PRIVATE PLACEMENT . WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE RESULTS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE POSSIBLE CHANGES IN CAPITAL MARKET CONDITIONS OR IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATION OR FINANCIAL CONDITION OF UCAR INTERNATIONAL THAT RESULT IN TERMINATION OF THE OFFERING OR CHANGES IN THE TERMS THEREOF AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN FILINGS BY UCAR INTERNATIONAL WITH THE SEC.